EXHIBIT 5.1
December 21, 2007
ImaRx Therapeutics, Inc.
1635 East 18th Street
Tucson, AZ 85719
Ladies and Gentlemen:
As legal counsel for ImaRx Therapeutics, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,460,198 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which may be issued pursuant to the exercise of awards granted under the ImaRx Therapeutics, Inc. 2007 Performance Incentive Plan and the ImaRx Therapeutics, Inc. 2000 Stock Plan (the “Plans”).
We have examined all instruments, documents and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock that may be issued pursuant to awards granted under the Plans are duly authorized and will be validly issued, we have relied solely upon our review of the authorized shares provisions of the Certificate of Incorporation of the Company, as amended to the date hereof, and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington and the federal law of the United States.
Based on such examination, we are of the opinion that the 2,460,198 shares of Common Stock that may be issued pursuant to awards granted under the Plans are duly authorized shares of Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.
Respectfully submitted,
/s/ DLA Piper US LLP
DLA PIPER US LLP